Exhibit 99.1

Computer Horizons Reports First Quarter 2006 Results

Company Posts $0.02 per Diluted Share Quarterly Profit

          MOUNTAIN LAKES, N.J., May 10 /PRNewswire-FirstCall/ -- Computer Horizons Corp. (Nasdaq: CHRZ), a strategic solutions and professional services company, today announced its financial results for the first quarter ended March 31, 2006.

          Financial Highlights and Update on Strategic Alternatives Review

          During the first quarter of 2006, CHC turned in improved operating performance, with consolidated net income of $758,000, or $0.02 per diluted share, which compared favorably with performance in the comparable period of 2005, when the Company yielded net income of $330,000, or $0.01 per diluted share.  Net income for 2006 included equity-based compensation expense of $283,000, while during the comparable period in 2005, the Company recorded a bad debt recovery credit of $675,000, or $0.02 per diluted share.  Gross margin improved more than 200 basis points compared to the first quarter and full year 2005 (from 31.5 percent to 33.9 percent).

          CHC recorded consolidated revenues for the first quarter of 2006 of $63.6 million, a five percent decline over the comparable period in 2005, and a three percent sequential decline.

          Commenting on first quarter 2006 performance, Dennis J. Conroy, president and chief executive officer of CHC, noted, “While we are disappointed by top line performance during the first quarter, we are encouraged by the overall performance driven by the steps we have taken during the last six months.  We had a profitable first quarter and with the sound operational and structural foundation now in place, we can look forward confidently to continued profitable performance for the remainder of the year.”

          Conroy continued, “At the same time, we continue our work with Jefferies Broadview to explore appropriate strategic alternatives to maximize value for the Company and all its constituencies.  It is too early to be more specific, but we have been reviewing expressions of interest from various parties, and will keep you apprised as this process moves forward.”

          Commenting on CHC’s financial position, Barbara Moss, CHC’s chief financial officer, said, “Our balance sheet remains healthy, with no debt and $52.9 million in working capital.  As a result of the realignment initiatives taken last quarter, SG&A expenses decreased in the first quarter.”

          Looking Forward

          As announced on March 13, 2006, CHC expects full year diluted earnings in the range of $0.20 to $0.25 per share.  However, the Company now expects full year revenues in the range of $275 to $280 million.

OPERATIONAL REVIEW BY BUSINESS SEGMENT

          Condensed financial information is presented below for each of the Company’s business segments.  Total income / (loss) before income taxes excludes interest income/expense, amortization, and special charges / credits.

	THREE MONTHS ENDED

(in thousands)	March 31, 2006	March 31, 2005

Revenues:
Commercial	$45,839	$48,671
Federal	10,326	11,539
Chimes	7,441	6,363
Total Revenues	63,606	66,573
Gross Profit:
Commercial	9,633	9,518
Federal	4,638	5,415
Chimes	7,263	6,052
Total Gross Profit	21,534	20,985
%	33.9%	31.5%
Operating Income:
Commercial	3,736	2,606
Federal	1,050	1,323
Chimes	1,260	1,189
Total Operating Income	6,046	5,118
%	9.5%	7.7%
Corporate Allocation:
Commercial	4,137	4,073
Federal	433	443
Chimes	755	594
Total Corporate Allocation	5,325	5,110
%	8.4%	7.7%
Total Income / (Loss) before Income Taxes:
Commercial	(401)	(1,467)
Federal	617	880
Chimes	505	595
Total Income / (Loss) before
Income Taxes	$721	$8
%	1.1%	0.0%

          Reconciliation of Segments Income / (Loss) Before Income Taxes to Consolidated Income / (Loss) Before Income Taxes / (in thousands)

	March 31, 2006	March 31, 2005

Total Segment Income / (Loss) Before Income Taxes:	$721	$8
Adjustments:
Special (charges) / credits	6	675
Amortization of intangibles	(233)	(350)
Net interest income	335	175
Total adjustments	108	500
Consolidated Income / (Loss) Before Income Taxes	$829	$508

Highlights from the Commercial Sector

*

Revenues for the first quarter were $45.8 million, a 5.8 percent decrease from the first quarter of 2005 and a decrease of two percent sequentially as the Company deemphasized certain underperforming parts of the business, and heightened its focus on more profitable services, geography and relationships.

*	Gross margin increased 300 basis points over the fourth quarter of 2005 from 18 percent to 21 percent.

*	SG&A expenses declined 22.9 percent from the fourth quarter of 2005.

*

The Company renewed its agreement with the Quebec Province in Canada and will again be a part of the Invest Quebec program, which affords the Company a number of benefits associated with the costs of doing business in Montreal through the year 2016.

*	The Company was added to six new preferred vendor lists and was renewed at several others during the first quarter of 2006.

Highlights from the Federal Government Sector

*

Revenues for the first quarter were $10.3 million, a 11 percent decline from the comparable period in 2005 and eight percent below the fourth quarter of 2005.  The year-over-year revenue decrease is attributable to the abrupt termination of two major projects, as well as a couple of funded contracts whose funding shifted to other agencies.

*	Based on first quarter performance and pipeline adjustments, the Federal unit has adjusted its outlook for the full year to reflect a slight year-over-year decline.

*	RGII bolstered its business development efforts, with the addition of a new vice president of business development, who brings significant experience to RGII.

*	Funded backlog as of March 31, 2006 for RGII was approximately $17.4 million and contracted (unfunded) backlog approximated $111 million. Chimes, Inc. Highlights

*

Chimes reported $7.4 million in revenue for the first quarter of 2006, a 17 percent increase from the comparable period in 2005, and a three percent decrease from the fourth quarter of 2005, due to holidays and Northeast snow storm impacts on the number of billable days and transaction fees in the first quarter of 2006.

*

Three new customer implementations took place during the first quarter, through Chimes’ Strategic Alliance partners and Chimes received award notification from four other customers as the quarter closed.

*	Chimes expanded business at five existing customers through its payroll service offering.

*	Chimes contributed pre-tax income of over $500,000 in the first quarter of 2006.

          Computer Horizons Corp. will conduct a conference call webcast at 10:00 AM (ET) today to discuss first quarter results.  The call will be broadcast live via the Internet and can be accessed at http://www.computerhorizons.com (click on investor section).  A replay of the call will be available beginning at approximately 1:00 PM (ET) today, through 12:00 AM (ET) on May 17, 2006.  The replay may also be accessed via the Internet at http://www.computerhorizons.com (click on investor section), or by calling 877-519-4471 (973-341-3080 from outside the United States).  The confirmation code is 7353155.

          About Computer Horizons Corp.

          Computer Horizons Corp. (Nasdaq: CHRZ) provides professional information technology (IT) services to a broad array of vertical markets, including financial services, healthcare, pharmaceutical, telecom, consumer packaged goods, as well as the Federal government, through its wholly-owned subsidiary, RGII Technologies, Inc.  CHC’s wholly-owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, visit http://www.computerhorizons.com.

          Forward-Looking Statements

          This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward- looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, but not limited to, risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost reduction initiatives, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to update reasons why actual results would differ from those anticipated in such forward-looking statements.

Corporate Contacts:	David Reingold/Lauren Felice
Investor Relations, Marketing
Computer Horizons Corp.
(973) 299-4105/4061
dreingold@computerhorizons.com
lfelice@computerhorizons.com

Computer Horizons Corp. and Subsidiaries
Consolidated Condensed Statements of Operations

(Unaudited -- In thousands, except per share data)

	THREE MONTHS ENDED

	March 31, 2006	March 31, 2005

Revenues
Commercial	$45,839	$48,671
Federal	10,326	11,539
Chimes	7,441	6,363
Total	63,606	66,573
Direct Costs	42,071	45,588
Gross Profit	21,535	20,985
Selling, General & Admin.	20,814	20,977
Special Charges / (Credits)	(6)	(675)
Amortization of Intangibles	233	350
Income / (Loss) from Operations	494	333
Net Interest Income	335	175
Income / (Loss) Before Income Taxes	829	508
Income (Taxes) / Benefit	(71)	(178)
Net Income / (Loss)	$758	$330
Earnings / (Loss) per share -- Basic and Diluted	$0.02	$0.01
Weighted Average Number of Shares Outstanding -- Basic and Diluted	32,067,905	31,193,000
Earnings / (Loss) per share -- diluted	$0.02	$0.01
Weighted Average Shares Diluted	32,355,667	31,524,000

Computer Horizons Corp. and Subsidiaries
Consolidated Balance Sheet

(Unaudited -- In thousands)

	March 31, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents*	$22,802	$46,365
Accounts receivable, less allowance for doubtful accounts	52,602	48,124
Refundable and Deferred income taxes	7,465	6,430
Prepaid expenses and other	3,897	4,108
Total Current Assets	86,766	105,027
Property and equipment, net	4,680	5,065
Other assets -- net:
Goodwill	27,625	27,625
Intangibles	1,705	1,938
Deferred income taxes	1,705	—
Other assets	3,241	3,687
Total Assets	$125,722	$143,342
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable*	$15,446	$36,252
Accrued payroll, payroll taxes and benefits	10,703	10,548
Income taxes payable	1,147	1,150
Restructuring reserve	1,028	1,668
Deferred income taxes	1,705	—
Other accrued expenses	3,834	4,005
Total Current Liabilities	33,863	53,623
Deferred compensation	2,223	2,468
Change of Control Payable	2,449	2,938
Other liabilities	233	286
Total Liabilities	38,768	59,315
Shareholders’ Equity:
Common stock	3,315	3,315
Additional paid in capital	147,162	148,083
Accumulated comprehensive loss	(550)	(642)
Retained earnings / (deficit)	(59,734)	(60,491)
	90,193	90,265
Less treasury shares	(3,239)	(6,238)
Total Shareholders’ Equity	86,954	84,027
Total Liabilities and Shareholders’ Equity	$125,722	$143,342

*

Cash and cash equivalents at March 31, 2006 and March 31, 2005 include approximately $9.2 million and $29.4 million, respectively, of cash to be disbursed to Chimes vendors (i.e., Accounts Payable) in accordance with the client payment terms.

Computer Horizons Corp. and Subsidiaries
Consolidated Statement of Cash Flows

(Unaudited -- In thousands)

	March 31, 2006	March 31, 2005

Cash flows from operating activities
Net income / (loss)	$758	$330
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Deferred taxes	—	54
Depreciation	699	1,058
Amortization of intangibles	233	350
Provision for bad debts	180	201
FAS 123 R option expense	283	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4,658)	(58)
Other receivables	—	1,530
Prepaid expenses and other current assets	210	—
Other assets	447	124
Refundable income taxes	(948)	(836)
Accrued payroll, payroll taxes and benefits	156	23
Accounts payable	(20,805)	2,194
Income taxes payable	(3)	91
RGII contingency payments	—	(1,851)
Other accrued expenses and restructuring reserve	(1,342)	(4,834)
Deferred compensation	(245)	(140)
Supplemental executive retirement plan	—	35
Other liabilities	(144)	(113)
Net cash provided by / (used in) operating activities	(25,179)	(1,842)
Cash flows from investing activities
Purchases of furniture and equipment	(313)	(555)
Net cash provided by / (used in) investing activities	(313)	(555)
Cash flows from financing activities
Stock options exercised	1,704	325
Stock issued on employee stock purchase plan	132	28
Net cash provided by / (used in) financing activities	1,836	353
Foreign currency gains / (losses)	93	(232)
Net increase / (decrease) in cash and cash equivalents	(23,563)	(2,276)
Cash and cash equivalents at beginning of year	46,365	33,649
Cash and cash equivalents at end of period	22,802	31,373

SOURCE  Computer Horizons Corp.
     -0-                                                            05/10/2006
     /CONTACT:     David Reingold, +1-973-299-4105,
dreingold@computerhorizons.com, or Lauren Felice, +1-973-299-4061,
lfelice@computerhorizons.com, both Investor Relations, Marketing of Computer
Horizons Corp./
     /Web site:  http://www.computerhorizons.com /